FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 10, 2009

   PARADIGM MEDICAL INDUSTRIES, INC.
(Exact name of registrant as specified in this Charter)

Delaware	0-28498	87-0459536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2355 South 1070 West, Salt Lake City, Utah	84119
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (801) 977-8970

                       Does Not Apply
(Former name or former address, if changed since last report)

Section 8.01.  Other Events.

On August 10, 2009, Paradigm Medical Industries, Inc. ("Paradigm") intends to file a Form 15, Certification and Notice of Termination of Registration Under Section 12(g) of the Securities Act of 1934, as amended (the "Exchange Act").  This is a voluntary filing by the Company.  By filing a Form 15 with the Securities and Exchange Commission ("SEC"), the Company will terminate the registration of its common stock under the Exchange Act and suspend its reporting obligations with the SEC.  The Company expects the termination of registration will become effective 90 days after the date of the filing of the Form 15.  The Company's obligation to file certain reports and forms with the SEC, including Forms 10-K, 10-Q, and 8-K, will be suspended immediately upon filing the Form 15.

As a result of filing a Form 15 with the SEC, the Company's common stock will no longer meet the trading requirements of the OTC Bulletin Board.  It is anticipated that quotations for the Company's common stock will be listed in the Pink Sheets, an electronic quotation service for over-the-counter securities.  The Company intends to provide information for market makers to be able to quote the Company's common stock on the Pink Sheets, but the Company can give no assurances that any broker will make a market in the common stock.

The Company's Board of Directors made this decision to voluntarily deregister the Company's common stock based on several factors, including the costs of preparing and filing periodic reports with the SEC, and the elimination of the substantial legal, audit, and other costs associated with being a reporting company.  The Board of Directors determined that the increasing financial costs and commitment of management's time to ongoing SEC reporting and complying with the many new regulations that have been adopted is not justified in the Company's circumstances.  The Board of Directors believes that freeing up these resources will create value for the Company's shareholders by allowing management to better prepare and execute strategic plans, and improve the Company's long-term financial strength.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARADIGM MEDICAL INDUSTRIES, INC.
(Registrant)

Date: August 10, 2009	By: /s/ Stephen L. Davis
Stephen L. Davis, President, Chief Executive Officer,
and Treasurer